Exhibit 10.75

PERSONAL AND CONFIDENTIAL

March 14, 2013

Mr. Michael McDonnell

Executive Vice President and Chief Financial Officer

3400 International Drive, N.W.

Washington, DC 20008

Dear Mike:

In connection with the recent reorganization of the executive team, you were identified as a key executive and an important part of the future success of the team. To reward you for your past service and to provide you with a meaningful financial incentive to stay committed to your employment with Intelsat, we are extending to you the opportunity to receive a performance bonus (the “Bonus”) of $500,000 at the end of a three-year employment period with Intelsat (the “Company”).

The three-year performance period will commence on April 1, 2013 and conclude on March 31, 2016 (the “Performance Term”). This Bonus will be paid in one lump sum at the end of the Performance Term, subject to the terms and conditions outlined below. This Bonus is in addition to any bonus you may be eligible for under the Company’s Corporate Incentive Plan.

The following terms and conditions apply to this Bonus:

1.       You must be employed and in good standing with the Company on the payment date. The term “good standing” means that you must continue to meet all performance requirements of your position, as determined at the discretion of the Chief Executive Officer.

2.       No pro rata payment of the Bonus will be made if your employment is terminated for cause or you voluntarily resign your employment at any time prior to the end of the Performance Term.

3.       If your employment is terminated by the Company without cause or by you with good reason, as defined in the Employment Agreement between you and Intelsat Global Holdings S.A. dated as of November 3, 2008, the Company will provide you with a pro rata portion of the Bonus based upon the time period from the beginning of the Performance Term through the date of termination of employment.

Mr. Michael McDonnell

March 14, 2013

4.       In the event you become disabled or die prior to the end of the Performance Term, the Company will provide you or your estate with a pro rata portion of the Bonus based upon the time period from the beginning of the Performance Term through the date of disability or death.

5.       Payment of the Bonus will be made in a single lump sum as soon as reasonably practical following the due date, but in no event later than 30 days following the due date.

6.       Applicable federal and state taxes and any appropriate payroll deductions will be withheld from any Bonus payment.

7.       In the event you change positions within the Company during the Performance Term as the result of a promotion, you will receive a pro rata portion of the Bonus based upon the time period from the beginning of the Performance Term through the date of promotion.

8.       The Company shall have the sole responsibility for administering this agreement and its decisions on interpretation or administration will be final and binding.

If you are in agreement with these terms, please sign below and return to me.

Sincerely,

/s/ Michelle V. Bryan

Michelle V. Bryan

Senior Vice President, Human Resources and Corporate Services

AGREED:

/s/ Michael McDonnell	3/14/13
Michael McDonnell	Date